EXHIBIT 99.1

PRESS RELEASE
July 31, 2024

Contact:	Lance A. Sellers President and Chief Executive Officer

Jeffrey N. Hooper Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES RETIREMENT OF LANCE SELLERS AS CEO/PRESIDENT AND THE SELECTION OF BILL CABLE AS THE NEW CEO/PRESIDENT. CABLE HAS BEEN THE CHIEF OPERATING OFFICER SINCE 2000.

(Newton NC) Robert Abernethy, Chairman of the Board of Peoples Bancorp of North Carolina (PEBK) announced today that Bill Cable has been appointed by the Board of Directors to assume the role of President and CEO on September 19, 2024 with the upcoming retirement of Lance Sellers in early 2025.

Mr. Abernethy commented on the appointment by saying “Peoples Bank has been very fortunate to have a talented and dedicated team of senior executives. They have served the bank, the community, and our shareholders very well. Bill Cable is a big part of that team’s success. The Board is pleased to have a leader with his qualities and abilities to serve as our new CEO.”

Mr. Sellers said “I am delighted with the Board’s choice of Bill. I’ve worked side by side with him for many years and his extensive knowledge of banking and the industry will benefit the bank for years to come.”

Mr. Cable joined Peoples Bank in 1995 and has served in several executive positions in the Company. In 2000 he became the company’s Chief Operating Officer, responsible for executing strategy across the organization. He began his banking career in 1991 with the Federal Deposit Insurance Corporation. He is a graduate of Western Carolina University with a Bachelor of Science degree in Business Administration. He has completed executive banking schools at Louisiana State University, Vanderbilt University, the University of Wisconsin-Madison and the North Carolina Bank Directors’ College.

Mr. Cable and his family reside in Catawba County. They are members of Discovery Church where he has served on the Ministry Leadership Team. He has also served in many community organizations including the Hickory Soup Kitchen and the Catawba County United Way.

Mr. Cable said “I am honored to serve as the eleventh President and CEO of Peoples Bank. Peoples Bank has a proud 112-year heritage as a respected community bank, serving our employees, customers, and shareholders. I look forward to working with our board of directors and the great team at Peoples Bank, to lead our company into the future as a strong, independent community bank that is Exceptional at Serving our Communities.”

Mr. Abernethy stated on Sellers upcoming retirement “During Lance’s 12 years as CEO the bank’s assets grew from $1 billion to $1.6 billion, it achieved 5 years of record earnings and provided shareholders a total return of over 380%, but more importantly the bank’s culture and core values were strengthened. Lance, though, will be the first to say that this was a team effort, and that all employees past and present need to be proud of these achievements.”

Mr. Sellers said “After 40 years in banking, 26 with Peoples Bank, I’m looking forward to retirement and spending more time with my family. I’ve been blessed to work for a great company with great people for the past 26 years, striving together to be Exceptional at Serving Others. I’ve greatly appreciated the support of my co-workers, the Board, and especially my family during my career with Peoples Bank.”

Peoples Bank operates 16 banking offices in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln, Mecklenburg, Rowan and Forsyth Counties. The Company’s common stock is publicly traded and is listed on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by the Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.